Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectuses of Zogenix, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units and to the incorporation of reference therein of our reports dated March 2, 2020, with respect to the consolidated financial statements of Zogenix, Inc., and the effectiveness of internal control over financial reporting of Zogenix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Redwood City, California
June 12, 2020